Exhibit 99.1

 April 17, 2006

The Student Loan Corporation Announces
First Quarter Earnings
Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $46.1 million ($2.31 basic earnings per share) for the first quarter of 2006, a decrease of $20.0 million (30%), compared to net income of $66.1 million ($3.31 basic earnings per share) for the same period of 2005. The decrease in net income was primarily attributable to reduced floor income of $12.4 million (after tax) and the impact of the Deficit Reduction Act of $3.4 million (after tax) which reduced revenue by $1.9 million (after tax) and increased the provision for loan losses by $1.5 million (after tax). Net income was also reduced by an increase in operating expenses of $4.5 million (after tax) and by a higher effective tax rate compared to the prior year. The operating expense increase was primarily due to the $3.8 million (after tax) impact from the favorable settlement of certain state sales and use taxes in the first quarter of 2005 that did not reoccur in 2006. These impacts were partially offset by 13% growth in the average managed loan portfolio over the previous twelve months.

During the twelve month period ending March 31, 2006, the Company’s managed loan assets grew by $3.3 billion (12%) to $31.5 billion. Combined Federal Family Education Loan Program (FFELP) Stafford and PLUS loan disbursements and new CitiAssist Loan commitments totaling $1,895 million for the first quarter of 2006 increased $166 million (10%) compared to the same period of 2005. FFELP Stafford and PLUS loan disbursements of $1,276 million increased $95 million (8%), and new CitiAssist Loan commitments of $619 million increased $71 million (13%), compared to the same period last year. In addition, secondary market and other loan procurement activities added approximately $993 million of loans to the Company’s student loan portfolio during the first quarter of 2006, representing an increase of $112 million (13%), compared to the same quarter of 2005. Approximately 91% of the 2006 secondary market and other loan procurement volume was composed of FFELP Consolidation Loans.

The Company’s total revenue of $112.9 million for the first three months of 2006 was $14.7 million (11%) lower than total revenue of $127.5 million for the same period of 2005. Net interest income of $107.1 million for the first quarter of 2006 was $21.8 million (17%) lower than net interest income of $128.9 million for the same period of 2005. The decrease in net interest income was primarily attributable to an $18.3 million decrease in floor income for 2006.  Floor income, as defined by management, is the amount of additional interest income generated when interest margin exceeds the minimum expected spreads. Floor income is described in greater detail in the Company’s 2005 Form 10-K.  In addition, net interest income was impacted by a $7.8 million net spread reduction in customer assets. The net interest margin for the first quarter of 2006 was 1.68%, a decrease of 35 basis points from 2.03% for the first quarter of 2005.

For the first quarter of 2006, gains on loan sales increased $6.7 million due to the sale of $214 million in assets. Fees and other income increased $6.0 million, primarily due to higher securitization related servicing fees.

Total operating expenses of $37.6 million for the first quarter of 2006 increased $9.6 million (34%) from the same period of 2005, primarily due to the impact from the favorable settlement of certain state sales and use taxes totaling $5.8 million in the first quarter of 2005, which did not reoccur in 2006. The remaining increase primarily reflects the incremental costs to originate, service and administer the larger managed loan portfolio. The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the first quarter of 2006 was 0.49%, eight basis points higher than the same quarter of 2005 primarily due to the tax settlement noted.

The Company’s provision for loan losses for the first quarter of 2006 was $6.1 million, $5.5 million higher than the provision for the same period of 2005. Approximately $3.0 million of the increase was primarily attributable to an increase in the CitiAssist Loan portfolio in repayment. The remaining $2.5 million increase was attributable to the impact of the risk-sharing provisions of the recently enacted Deficit Reduction Act. The Deficit Reduction Act imposes a 1% risk-sharing deductible on FFELP default claims submitted after June 30, 2006 by loan servicers that have been designated as Exceptional Performers. (A 3% risk sharing deductible applies to loan servicers not so designated.) The Exceptional Performer designation is granted by the Department of Education in recognition of an exceptional level of performance in servicing federally guaranteed student loans. Currently, a recipient of this designation receives 100% reimbursement on all eligible FFELP claims as long as the recipient continues to meet eligibility standards. See the Company’s 2005 Annual Report and Form 10-K for further information.

The Company’s first quarter return on equity for 2006 decreased to 13.6% from 23.0% in the first quarter of 2005.

The Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.30 per share. The dividend will be paid June 1, 2006 to shareholders of record on May 15, 2006.

The Student Loan Corporation is one of the nation’s leading originators and holders of insured student loans. Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  The Company’s actual results may differ materially from those suggested by the forward-looking statements, which are typically identified by the words or phrases “believe”, “expect”, “anticipate”, “intend”, “estimate”, “target”, “may increase”, “may fluctuate”, “may result in”, “are projected”, “will”, “should”, “would”, “could” and similar expressions.  These forward-looking statements involve risks and uncertainties including, but not limited to, general economic conditions, including the performance of financial markets and interest rates; and the effects of future legislative and regulatory changes, including those affecting the interest rates borrowers pay on certain loans and the magnitude of certain loan subsidies, which will determine the floor income benefit to the Company on Stafford Loans; and the persistence of lower risk-sharing liabilities.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6292

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,	March 31,
	2006	2005	2005
ASSETS
Federally insured student loans	$17,812,247	$17,508,605	$19,765,754
Private education loans	5,014,997	4,812,443	4,073,940
Deferred origination and premium costs	722,569	706,736	588,791
Less: allowance for loan losses	(9,387)	(4,990)	(4,346)
Student loans, net	23,540,426	23,022,794	24,424,139
Other loans and lines of credit	108,880	50,085	34,293
Loans held for sale	2,555,923	2,067,937	1,935,378
Cash	517	1,152	958
Other assets	920,096	845,729	604,765

Total Assets	$27,125,842	$25,987,697	$26,999,533

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings payable to principal shareholder	$13,838,900	$10,781,100	$22,519,100
Long-term borrowings payable to principal shareholder	11,200,000	13,200,000	2,800,000
Deferred income taxes	280,246	289,843	199,722
Other liabilities	416,910	354,909	290,630

Total Liabilities	25,736,056	24,625,852	25,809,452

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,275	139,383	139,249
Retained earnings	1,248,311	1,222,262	1,044,237
Accumulated other changes in equity from nonowner sources	-	-	6,395

Total Stockholders' Equity	1,389,786	1,361,845	1,190,081

Total Liabilities and Stockholders' Equity	$27,125,842	$25,987,697	$26,999,533

AVERAGE LOANS	$25,889,746	$26,305,182	$25,763,313
(year-to-date)
AVERAGE MANAGED LOANS	$31,246,516	$29,273,135	$27,578,409
(year-to-date)
MANAGED LOANS AT END OF PERIOD	$31,501,260	$30,573,499	$28,193,158
(year-to-date)

Certain prior period balances have been reclassified to conform to the current period's presentation.

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
REVENUE
Interest income	$376,918	$282,936
Interest expense to principal shareholder	269,819	154,041
Net interest income	107,099	128,895
Less: provision for loan losses	(6,140)	(602)
Net interest income after provision for loan losses	100,959	128,293
Gains on loan sales	6,751	25
Fee and other income	5,149	(806)
Total revenue	112,859	127,512

OPERATING EXPENSES
Salaries and employee benefits	12,711	11,413
Other expenses	24,850	16,521
Total operating expenses	37,561	27,934
Income before income taxes	75,298	99,578
Income taxes	29,143	33,443
NET INCOME	$46,155	$66,135

DIVIDENDS DECLARED	$21,600	$21,600

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$2.31	$3.31
(based on 20 million average shares outstanding)

DIVIDENDS DECLARED PER COMMON SHARE	$1.08	$1.08

OPERATING RATIOS
Net interest margin	1.68%	2.03%
Total operating expenses as a percentage of average managed student loans	0.49%	0.41%
Return on average equity	13.6%	23.0%

Certain prior period balances have been reclassified to conform to the current period's presentation.